Investor Relations:
Amy Wakeham
IR@greatbatch.com
214.618.4978

Media Relations:
Kelly Butler
kbutler@greatbatch.com
FOR IMMEDIATE RELEASE	214.618.4978

Integer Announces Planned Departure of Chief Financial Officer
FRISCO, TEXAS, SEPT. 14, 2016 - Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Michael Dinkins, executive vice president and chief financial officer, plans to leave the Company. The Company expects to begin a search for his successor, and Mr. Dinkins will continue to serve as executive vice president and chief financial officer for up to six months or such earlier date when his successor is named.

“I want to thank Michael for his contributions to Integer over the past eight years,” said Thomas Hook, Integer’s president and chief executive officer. “Michael was instrumental in providing strategic financial direction during the recent merger of Greatbatch Medical and Lake Region Medical, which doubled the size of our company. This has positioned us to deliver a broader suite of products and services to our customers. We appreciate Michael’s commitment to ensuring a smooth transition over the next few months and wish him well in his new endeavors.”

“I am proud of everything the Integer team has accomplished, especially over the last year,” said Dinkins. “We have made great progress integrating the Greatbatch and Lake Region companies and have already realized many synergies along the way while maintaining the integrity of our finance and tax reporting. While I look forward to pursuing theological studies and increasing my non-profit activities in my retirement, I will miss working with the great team at Integer.”

Mr. Dinkins served on the Greatbatch Board of Directors from 2008-2012. In 2012, he transitioned from a Director into the CFO role.

About Integer
Integer Holdings Corporation (ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net